Exhibit 10.35

HIRERIGHT HOLDINGS CORPORATION
2021 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT NOTICE

FOR U.S. PARTICIPANTS

2023 Total Stockholder Return RSUs

Notice (this “Notice”) is hereby given of the grant by HireRight Holdings Corporation (the “Company”) to the Participant named below (the “Participant”) of a Restricted Stock Unit Award as described below (the “RSU Award”) under the Company’s 2021 Omnibus Incentive Plan (the “Plan”). The RSU Award consists of the number of Restricted Stock Units set forth below (the “Restricted Stock Units” or “RSUs”). Each RSU represents the right to receive one share (a “Share”) of the Company’s Common Stock, par value $0.001 (the “Common Stock”), subject to vesting as set forth below.

The RSU Award is governed by and subject to this Notice and the Plan, which is incorporated into this Notice by reference. A copy of the Plan has been made available to the Participant together with this Notice and can also be obtained through the Participant’s account with the Company’s Plan administrator. This Notice includes certain core terms and conditions of the RSU Award but reference must be made to the Plan for complete terms and conditions. In the event of a conflict between the terms of this Notice and the Plan, the terms of the Plan controls.

By acceptance of the RSU Award, and also through performance of the vesting requirements and acceptance of the Shares issuable upon vesting, the Participant agrees to the terms and conditions set forth in this Notice and the Plan. Capitalized terms used but not defined in this Notice shall have the meanings given to them in the Plan.

1.	The RSU Award

Participant Name:	Guy Abramo

Number of Restricted Stock Units:	337,477

Grant Date:	March 20, 2023

Vesting:

The RSUs shall vest or lapse as described below. In case of any conflict between the provisions below and the provisions of any employment or service agreement, offer letter, severance agreement or plan, or any other agreement between the Participant and the Company or any Affiliate (such agreement, letter or plan, a “Separate Arrangement”), the provisions below will govern. Specifically and without limiting the foregoing, the vesting terms of any such Separate Arrangement will not apply to the RSUs.

Definitions:

"Certification” means certification by the board of directors of the Company or its compensation committee of the Vesting Quantity and satisfaction of applicable vesting conditions in accordance with this Notice, which shall be effected in good faith as soon as practicable but no more than 30 days following the Determination Date.

The “Determination Date” is the third anniversary of the Grant Date, subject to acceleration to an earlier date under certain circumstances as provided in this Notice. Except as otherwise provided in Section 3(c), any vesting of the RSUs will occur effective as of the Determination Date, subject to Certification.

The “Base Stock Price” is $10.901.

The “Final Stock Price” is the arithmetic mean of the NYSE closing price of the Company’s common stock on each of the 30 trading days ending on and including the Determination Date.

The “Minimum Return” is 75%.

The “Maximum Return” is 125%.

“Total Stockholder Return” or “TSR” means the quotient expressed as a percentage obtained by dividing (a) the Final Stock Price less the Base Stock Price plus any dividends paid per share from the Grant Date to the Determination Date, by (b) the Base Stock Price.

The “Vesting Quantity” is the number of shares of common stock to be issued to the Participant as a result of vesting of the RSUs.

Calculation:

If TSR on the Determination Date is less than the Minimum Return, then all of the RSUs will lapse without further consideration.

If TSR on the Determination Date is equal to or greater than the Maximum Return, then vesting shall occur and the Vesting Quantity shall be 125% of the number of RSUs.

If TSR on the Determination Date is at least the Minimum Return but less than the Maximum Return, then vesting shall occur and the Vesting Quantity shall be the product of the number of RSUs and the TSR.

2.	Vesting of RSUs and Payment of Shares.

(a) Prior to Vesting. Each RSU will represent an unsecured obligation of the Company, for which there is no trust and no obligation other than to issue underlying Shares as provided by this Notice and the Plan. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any RSUs, or any Shares deliverable hereunder, unless and until such RSUs have vested in the manner set forth in the Vesting provisions above and the underlying Shares have been issued and recorded on the records of the Company or its transfer agents or registrars. No adjustment shall be made for any dividends (ordinary or extraordinary, whether cash, securities, or other property), dividend equivalents, or distributions or other rights for which the record date is prior to the date Shares are issued, except as provided in Section 11 of the Plan.

(b) Vesting and Delivery of Shares. Except as otherwise set forth herein:

(i) The RSUs represent the right to receive the Vesting Quantity of Shares, subject to Certification. No vesting of the RSUs will occur before the Determination Date and no vested Shares will be delivered before Certification.

1 Closing price on Grant date

(ii) Vesting is subject to the Participant’s continuous status as an Eligible Person from the Grant Date to the Determination Date, and cessation of the Participant’s continuous status as an Eligible Person for any or no reason before the Determination Date will result in cessation of vesting and lapse without further consideration of the RSUs.

(iii) The vesting of the RSUs shall be subject to the satisfaction of the Participant’s obligations as set forth in Section 7 of this Notice.

(iv) Subject to Sections 2(c) and 3, the Vesting Quantity of Shares shall be delivered to the Participant in respect of the RSUs as soon as practicable after Certification, but in each such case within the period ending no later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year, or if later, the end of the Company’s tax year, in either case that includes the Determination Date. In no event will the Participant be permitted, directly or indirectly, to specify the taxable year of delivery of Shares pursuant to vesting of RSUs.

(v) Any distribution or delivery of Shares to be made to the Participant will, if the Participant is then deceased, be made to the Participant’s designated beneficiary, or if no beneficiary survives the Participant, the administrator or executor of the Participant’s estate. Any such transferee must furnish the Company with written notice of his or her status as transferee and evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

(vi) After RSUs have vested in the manner set forth in the Vesting provisions above and the underlying Shares have been issued and recorded on the records of the Company or its transfer agents or registrars following Certification, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

(c) 409A. Notwithstanding anything in the Plan, this Notice, or any Separate Arrangement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the RSUs is accelerated in connection with the termination of the Participant’s service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) the Participant is a “specified employee” within the meaning of Section 409A at the time of the termination of the Participant’s service and (y) the delivery of Shares pursuant to such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if made on or within the six (6) month period following the termination of the Participant’s service, then the delivery of such Shares will not be made until the date that is six (6) months and one (1) day following the date of termination of the Participant’s service, unless the Participant dies following the date his or her service terminates, in which case, the RSUs will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Notice that the grant of the RSUs and delivery of any Shares issuable upon vesting of the RSUs be exempt from the requirements of Section 409A to the greatest extent provided under the regulations promulgated so that none of the RSUs or Shares issuable upon vesting of RSUs will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. To the extent that any RSUs or any Shares issuable under the terms of any RSUs are determined to be subject to the requirements of Section 409A, it is the intent of this Notice that this RSU Award comply with Section 409A, and any ambiguities will be interpreted to so comply. For purposes of this Notice, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

3.	Termination of Service and Acceleration of Determination Date.

(a) Except as provided in Section 3(b) or 3(c), if the Participant’s status as an Eligible Person ceases at any time for any reason before all of the RSUs have already lapsed or vested, then all RSUs that have not already lapsed or vested will lapse without further consideration at the time of such cessation.

(b) If the Participant’s status as an Eligible Person ceases as a result of the Participant’s death or Disability as described in the Plan (i) before the Determination Date has occurred, then the date of death or Disability will be the Determination Date; or (ii) after a Change in Control and during the time-based vesting period described in Section 3(c), then any RSUs then subject to time-based vesting shall immediately vest.

(c) If the Company undergoes a Change in Control (as defined in the Plan, a “CIC”) before the Determination Date then the Determination Date will be the effective date of the CIC and the Final Stock Price will be the effective price per share in the CIC rather than an average as defined above. If the acquirer in the CIC (the “Acquirer”) does not assume this RSU Award then the Vesting Quantity of RSUs that would otherwise vest as of the CIC Determination Date (the “CIC Vesting Quantity”) will vest effective immediately prior to the closing of the CIC. If the Acquirer assumes this RSU Award then the CIC Vesting Quantity will be subject to time-based vesting until the third anniversary of the Grant Date (the “CIC Vesting Date”), and will then vest if the Participant remains an Eligible Person until the CIC Vesting Date. However, notwithstanding the foregoing, (i) if the Participant’s status as an Eligible Person ceases in connection with or following the CIC and before the CIC Vesting Date as a result of the Participant’s resignation of employment with Good Reason or dismissal by the Participant’s Company affiliate employer without Cause, then the RSUs shall immediately vest; or (ii) if the Participant’s status as an Eligible Person ceases in connection with or following the CIC and before the CIC Vesting Date as a result of the Participant’s resignation of employment without Good Reason or dismissal by the Participant’s Company affiliate employer with Cause, then the RSUs will lapse immediately without further consideration.

4.	Tax Consequences, Withholding, and Liability.

(a) The Participant may suffer adverse tax consequences as a result of the grant or vesting of the RSUs and issuance and/or disposition of the Shares. The Participant understands that the actual tax consequences associated with the RSUs and Shares are complicated and depend, in part, on the Participant’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. THEREFORE, THE PARTICIPANT SHOULD SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE FEDERAL TAX LAW AND THE TAX LAWS OF ANY MUNICIPALITY, STATE OR OTHER JURISDICTION TO WHICH THE PARTICIPANT IS SUBJECT. By accepting the RSUs and any Shares, the Participant acknowledges and agrees that the Participant has either consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the RSUs and Shares in light of the Participant’s specific situation or has had the opportunity to consult with such a tax advisor and has chosen not to do so. Neither the Company or any Subsidiary, nor any of their respective employees, counsel, or agents have provided to the Participant, and the Participant has not relied upon from the Company or any Subsidiary, or any of their respective employees, counsel, or agents, any written or oral advice or representation regarding the U.S. federal, state, local or non-U.S. tax consequences of the receipt, ownership and vesting of the RSUs, the issuance of Shares in connection with vesting of the RSUs, the other transactions contemplated by this Notice, or the value of the Company or the RSUs or Shares at any time. With respect to such matters, the Participant relies solely on the Participant’s own advisors.

(b) The Participant (and not the Company or any Subsidiary) shall be responsible for the Participant’s tax liability that may arise as a result of the receipt, ownership and vesting of the RSUs, the issuance of Shares, or the other transactions contemplated by this Notice (the “Participant Tax Obligations”). Pursuant to such procedures as the Company or its Plan administrator may specify from time to time, the Company or any Subsidiary, as applicable, shall satisfy its obligations to pay withholding taxes or other tax deposits in connection with the RSUs, the issuance of Shares, or the other transactions contemplated by this Notice in accordance with applicable law or regulation (the “Company Deposits”). If Company Deposits are less than the Participant Tax Obligations, the Participant is solely responsible for any additional taxes due. If the Participant’s reimbursement of the Company or a Subsidiary (whether by payment of cash or surrender of Shares or any other means) for Company Deposits exceeds the Participant Tax Obligations, the Participant’s sole recourse will be against the relevant taxing authorities, and the Company and its Subsidiaries will have no obligation to the Participant in respect thereof. The Participant is responsible for determining the Participant Tax Obligations and making appropriate payments to or obtaining appropriate refunds from the relevant taxing authorities in respect of the Participant Tax Obligations and to avoid interest and penalties.

(c) Payment by the Company or a Subsidiary of Company Deposits will result in a commensurate obligation of the Participant to pay, or cause to be paid, to the Company or a Subsidiary, in accordance with Section 14(d) of the Plan, the amount of Company Deposits so paid, and the Company shall not be required to issue any of the Shares or any interest therein unless and until the Participant has satisfied this obligation. If, at the time Shares are to be issued, the Common Stock is not freely tradeable on a national securities exchange or market system (and for this purpose, a blackout pursuant to the Company’s insider trading policy will not be considered to render the Shares not freely tradeable), the Participant may in the Participant’s sole discretion satisfy the obligation to repay the Company Deposits by electing to have the Company withhold and retain such number of Shares otherwise deliverable to the Participant, and/or by surrendering such number of Shares already delivered to the Participant, having an aggregate Fair Market Value equal to the amount of such Company Deposits.

(d) If the Company pays any Company Deposits in connection with vesting of RSUs on any Vesting Date that the Common Stock is freely tradeable on a national securities exchange or market system (and for this purpose, a blackout pursuant to the Company’s insider trading policy will not be considered to render the Shares not freely tradeable), then the Participant shall reimburse the Company for such Company Deposits through Cashless Settlement or, if elected by the Company in any case, through Net Settlement. There is no assurance that the price at which Shares are sold in a Cashless Settlement or retained in a Net Settlement will equal the value at which Shares vesting on the Vesting Date are taxed. For these purposes,

“Cashless Settlement” means a number of the Shares issuable pursuant to the RSUs vesting on that date having an aggregate Fair Market Value that equals the amount of the Company Deposits paid will be sold within an administratively reasonable period of time on or after that date by a broker selected or approved by the Company at such fees and pursuant to such rules and process as the Company may reasonably approve. The Participant will bear the brokerage fees and other costs associated with such sale and related transmission of funds. The net proceeds from such sale will be remitted to the relevant tax authorities in satisfaction of the Company’s obligation to make Company Deposits or paid to the Company in reimbursement of any Company Deposits paid, and any remaining net proceeds shall be delivered to the Participant or a brokerage account maintained for the Participant.

“Net Settlement” means the Company retains a number of the Shares issuable pursuant to RSU vesting on that date having an aggregate Fair Market Value that equals the amount of the Company Deposits paid.

In lieu of the foregoing methods of reimbursing Company Deposits, the Participant may, at any time that any RSUs remain unvested, make a one-time irrevocable election to reimburse the Company in cash for all future Company Deposits.

(e) The Company will not withhold from the Participant’s paycheck(s) and/or any other amounts payable to the Participant to satisfy the Participant’s obligation to reimburse the Company for Company Deposits except to the extent that the other methods of repaying the Company described in this Section 4 are not sufficient to satisfy such reimbursement obligation in full.

5.           No Guarantee of Continued Service. VESTING OF THE RSUs IS EARNED ONLY BY CONTINUOUS SERVICE AT THE WILL OF THE COMPANY (OR, IF DIFFERENT, THE SUBSIDIARY ENGAGING THE PARTICIPANT) AND NOT THROUGH BEING HIRED OR BEING GRANTED THE RSUs. THIS NOTICE, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE APPLICABLE TO THE RSUs DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT TO PROVIDE SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR, IF DIFFERENT, THE SUBSIDIARY ENGAGING THE PARTICIPANT) TO TERMINATE THE PARTICIPANT’S SERVICE AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT NOTICE, AND WITH OR WITHOUT CAUSE.

6.           Participant Representations. The Participant is generally aware of the Company’s business affairs and financial condition and understands and acknowledges that (i) an investment in the Shares involves a high degree of risk; (ii) the Participant was and is free to use professional advisors of the Participant’s choice to advise the Participant regarding this RSU Award; (iii) the Participant has reviewed and understands this Notice and the Plan and the meaning and consequences of receiving grants of RSUs and Shares issued upon vesting of RSUs; (iv) receipt of the RSUs and any Shares issued upon vesting of the RSUs is voluntary and the Participant is accepting the RSUs and any Shares issued freely and without coercion or duress; and (v) the Participant has not received and is not relying, and will not rely, upon any advice, representations or assurances made by or on behalf of the Company or any of its Affiliates or any employee of or counsel to the Company or any of its Affiliates regarding the Company’s prospects or the value of the RSU Award or Shares issuable upon vesting of the RSUs, any tax or other effects or implications of the RSUs or Shares or other matters contemplated by this RSU Award.

7.           Additional Conditions to Issuance of Stock, Forfeiture, and Clawback.

(a) Company Proprietary Interests. As a condition to receipt and vesting of any RSUs and issuance of Shares, the Participant must enter into an agreement with the Company, in form specified by the Company, to protect the Company’s confidential information, intellectual property, and business interests (the “Proprietary Interests Agreement”), if the Participant has not already done so, and acceptance of Restricted Stock Units and any Shares will constitute the Participant’s agreement to the Proprietary Interests Agreement.

(b) Breach of Obligations to the Company. If the Participant’s employment or service as an Eligible Person is terminated for Cause, or if the Participant, without the written consent of the Company or an Affiliate, (i) has engaged in or engages in activity that is in conflict with or adverse to the interests of the Company or any Affiliate while employed by or providing services to the Company or any Affiliate, including fraud or conduct intentionally contributing to any material financial restatements or irregularities, or (ii) violates in any material respect the Proprietary Interests Agreement or any other contract between the Participant and the Company or any Affiliate, or the Participant’s common law duty of confidentiality or trade secret protection, or any Company policy prohibiting misappropriation of property or any illegal or fraudulent acts, the Company may suspend any vesting of any RSUs or issuance of any Shares pending the Participant’s cure of such breach, and if such breach cannot be cured or is not cured to the Company’s reasonable satisfaction within such period of not less than thirty (30) days as the Company may specify, the Company may (a) terminate any RSUs for which Shares have not been issued and will have no obligation to issue any Shares in respect of any such terminated RSUs or to provide any consideration to the Participant in respect thereof; and (b) require the Participant to forfeit and return to the Company any compensation, gain or other value realized on the vesting of the RSUs or the sale or other transfer of Shares. This Section 7(b) and Section 7(c) are in addition to any clawback required by applicable law.

(c) NYSE Clawback Policy. The Company maintains a Clawback Policy pursuant to Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Clawback Policy”). If the Participant is an Executive Officer of the Company as defined in the Clawback Policy, and the Company is required to restate its financial statements due to material non-compliance with any financial reporting requirement, then pursuant to the Clawback Policy the Participant must disgorge to the Company any Incentive-Based Compensation the Participant received, including without limitation pursuant to this RSU Award, after commencing service as an Executive Officer in excess of the amount of Incentive Based Compensation the Participant would have been entitled to receive if the restated financial statements had originally been reported properly. This Section 7(c) summarizes the Clawback Policy and is qualified in all respects by reference to the Clawback Policy.

8.           Restrictions on Transfer. Except as otherwise provided in this Notice, the RSUs will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the RSUs, or upon any attempted sale under any execution, attachment or similar process, the affected RSUs will become null and void. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and other holders, (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (d) restrictions to comply with applicable law.

9.           Nature of Grant. By accepting the RSU Award, the Participant acknowledges, understands and agrees that:

a.         The Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan.

b.          The grant of the RSU Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past.

c.           All decisions with respect to future RSU or other equity grants, if any, will be at the sole discretion of the Company.

d.           The RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any other compensation.

e.           The RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.

f.            The future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty.

g.           The value of the Shares acquired upon settlement of the RSUs may increase or decrease.

h.           No claim or entitlement to compensation or damages shall arise from the forfeiture of the RSUs resulting from the termination of the Participant’s service as an Eligible Person (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws or the terms of the Participant’s service agreement, if any).

i.           Unless otherwise agreed with the Company in writing, the RSU Award and the Shares subject to the RSU Award, and the income from and value of same, are not granted as consideration for, or in connection with, any service the Participant may provide as a director of any Affiliate or Subsidiary.

j.            Unless otherwise provided in the Plan or separate written agreement between the Participant and the Company, or by the Company in its discretion, the RSU Award and the benefits evidenced by this Notice do not create any entitlement to have the RSU Award or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock.

k.           Neither the Company nor any other Affiliate or Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

10.        Data Privacy Notice and Consent. By participating in the Plan, the Participant is consenting to the processing of his or her personal data as follows:

(a)         Data Collection and Usage. The Company is located at 100 Centerview Drive, Suite 300, Nashville, TN 37214, U.S.A., and grants this RSU Award to the Participant at its sole discretion. The Company and its Affiliates and Subsidiaries collect, process and use the Participant’s personal data, including the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant or the Participant's employer (“Data”). The Company collects the Data for purposes of implementing, administering and managing the Plan. Where required, the Company’s legal basis for the processing of the Data is the Participant’s consent.

(b)         Stock Plan Administration Service Providers. The Company may transfer Data to E*Trade Financial Services, Inc. and certain of its affiliates (jointly, “E*Trade”), which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive Shares. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Plan.

(c)          International Data Transfers. The Company and E*Trade are based in U.S. The Participant should note that the Participant's country may have enacted data privacy laws that are different from those of the U.S. Where required, the Company’s legal basis for the transfer of the Data is the Participant’s consent.

(d)        Data Retention. The Company will use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, securities, exchange control and labor laws. This period may extend beyond the termination of the Participant’s service relationship. When the Company no longer needs the Data, the Company will remove it from its systems to the fullest extent reasonably practicable. If the Company keeps Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

(e)         Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and the Participant’s grant of consent are purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant cannot participate in the Plan. This would not affect the Participant’s cash compensation from or his or her service relationship; the Participant would merely forfeit the opportunities associated with the Plan.

(f)         Data Subject Rights. The Participant may have a number of rights under applicable data privacy laws, which may include the right to (a) request access to or copies of Data, (b) rectification of incorrect Data, (c) deletion of Data, (d) restrictions on processing, (e) portability of Data, (f) lodge complaints with competent authorities in the Participant’s country or state, and/or (g) a list with the names and addresses of any potential recipients of Data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, please contact the Company at 100 Centerview Drive, Suite 300, Nashville, TN 37214, U.S.A.

11.	Additional Agreements of Participant.

(a) Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to RSUs or Shares by electronic means or request the Participant’s consent to participate in the Plan by electronic means. Electronic delivery of and consent to the Plan documents and participation in the Plan shall have the same force and effect as hard copies executed in ink. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail, or such other means of electronic delivery specified by the Company. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan and administration of this Notice, the RSUs and the Shares through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(b) Lock-up. In connection with any underwritten public offering by the Company of its equity securities pursuant to a registration statement filed under the Securities Act, upon the request of the Company or the underwriters managing such offering, during the Lock-up Period (as defined below), the Participant shall not, without the prior written consent of the Company or its underwriters, directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer or grant any option, right or warrant or other contract for the purchase of, lend, purchase any option or other contract for the sale of, enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares or other securities into which the Shares may be converted or that are issued in respect of the Shares (other than those included in the registration). For this purpose, the “Lock-up Period” means such period of time after the effective date of the registration as is requested by the Company or the underwriters; provided that such period shall not exceed 180 days (or such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions, including (without limitation) the restrictions set forth in Rule 2711(f)(4) of the National Association of Securities Dealers and Rule 472(f)(4) of the New York Stock Exchange, as amended, or any similar successor rules). The Company’s underwriters shall be beneficiaries of this provision, and the Participant shall execute and deliver such agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In addition, if requested by the Company or the underwriters of Common Stock (or other securities) of the Company, the Participant shall provide, within ten (10) days of such request, such information as may be required or reasonably requested by the Company or the underwriters in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 11(b) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the Shares (or other securities) subject to the foregoing restriction until the end of said 180-day (or other) period. The Participant agrees, and will cause any transferee to agree, that any transferee of the Option shall be bound by this Section 11(b).

(d) Proprietary Information. The Participant agrees that all financial and other information relating to the Company furnished to the Participant constitutes “Proprietary Information” that is the property of the Company. The Participant shall hold in confidence and not disclose or, except within the scope of Participant’s service, use any Proprietary Information. The Participant shall not be obligated under this paragraph with respect to information the Participant can document is or becomes readily publicly available without restriction through no fault of the Participant. Upon termination of the Participant’s service, the Participant shall promptly return to the Company all items containing or embodying Proprietary Information (including all copies). This paragraph supplements, but does not limit, any other agreement between the Participant and the Company, or any applicable law, related to protection, ownership, or use of the Company’s information or property.

(e) Consideration. The RSUs and Shares are issued in consideration of services provided by the Participant and/or other benefit to the Company within the meaning of Section 152 of the General Corporation Law of the State of Delaware; the Participant is not required to make any cash payment to the Company in respect of issuance of RSUs or Shares.

12.	General.

(a) No Waiver; Remedies. Either party’s failure to enforce any provision of this Notice shall not in any way be construed as a waiver of any such provision, or prevent that party from thereafter enforcing such provision and each and every other provision of this Notice. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(b) Successors and Assigns. The terms of this Notice shall inure to the benefit of and bind the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, the terms of this Notice shall be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns. The rights and obligations of the Participant under this Notice may be assigned only with the prior written consent of the Company.

(c) Notices. Any notice hereunder shall be in writing (which shall include electronic transmission) and shall be deemed received (i) the business day following electronic verification of receipt if sent electronically, (ii) upon personal delivery to the party to whom the notice is directed, (iii) the business day following deposit with a reputable overnight courier, or (iv) five days after deposit in the U.S. mail, First Class with postage prepaid. Notice shall be addressed to the Company at its principal executive office, attention General Counsel and Chief Human Resources Officer, and to the Participant at the address that he or she most recently provided to the Company. The Participant agrees that it is the Participant’s responsibility to notify the Company of any changes to his or her mailing address so that the Participant may receive any shareholder information to be delivered by regular mail.

(d) Modifications to Notice. Modifications to this Notice can be made only in an express written contract executed by a duly authorized officer of the Company and will not require the consent of the Participant unless such modification would materially adversely affect the rights of the Participant hereunder. Notwithstanding anything to the contrary in the Plan or this Notice, the Company reserves the right, but is not required, to revise this Notice as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this RSU Award.

(e) Governing Law and Venue. All matters arising out of or relating to this Notice and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws. For purposes of any action, lawsuit or other proceedings brought to enforce this Notice, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Davidson County, Tennessee, or the federal courts for the United States for the Middle District of Tennessee, and no other courts.

(f) Severability. If any provision of this Notice becomes or is declared by a court or arbitrator having jurisdiction over a dispute hereunder to be illegal, unenforceable or void, such provision shall be amended to the extent necessary to conform to applicable law so as to be valid and enforceable and to achieve, to the extent possible, the economic, business and other purposes of such illegal, unenforceable, or void provision or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall deleted from this Notice and the remainder of this Notice shall continue in full force and effect.

(g) Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on any RSU granted under the Plan and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements, consents, authorizations or undertakings that may be necessary to accomplish the foregoing.

(h) Waiver. The Participant acknowledges that a waiver by the Company or any Affiliate of breach of any provision of this Notice shall not operate or be construed as a waiver of any other provision of this Notice, or of any subsequent breach, whether of like or different nature.

(i) Entire Agreement. The Plan and this Notice, along with any Separate Arrangement (to the extent applicable), form a contract and constitute the entire understanding between the Participant and the Company with respect to the RSUs and the Shares issuable upon vesting of the RSUs and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect thereto.

Dated: March 20. 2023	HIRERIGHT HOLDINGS CORPORATION

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